Exhibit 10.1

AGREEMENT CONCERNING WINDDOWN AND DISSOLUTION

OF THE RECLAMATION CREDITORS’ TRUST

This Agreement Concerning Winddown and Dissolution of the Reclamation Creditors’ Trust (the “Agreement”), dated as of July 10, 2006, is entered into by and between the Reclamation Creditors’ Trust (the “RCT”) and the Post-Confirmation Trust (the “PCT”; with the RCT and the PCT sometimes referred to collectively herein as the “Parties”).

RECITALS

A. On April 1, 2003, the Debtors1 filed voluntary petitions under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

B. The Debtors’ bankruptcy cases (the “Bankruptcy Cases”) are jointly administered under the caption, In re Fleming Companies, Inc., et al., Chapter 11 Case No. 03-10945 (MFW).

C. The Debtors’ and Official Committee of Unsecured Creditors’ Third Amended and Revised Joint Plan of Reorganization of Fleming Companies, Inc. and its Filing Subsidiaries under Chapter 11 of the United States Bankruptcy Code (as amended by the Confirmation Order, and including the Plan Supplement, the “Plan”)2 was confirmed by an Order entered on July 27, 2004 (the “Confirmation Order”).

D. Pursuant to the Plan Article V.H., the RCT was formed to administer certain post-confirmation responsibilities under the Plan including, but not limited to, the pursuit and collection of the RCT Assets and payment of all Reclamation Liabilities, including Reclamation Claims.

E. Pursuant to the Plan Article V.G., the PCT was formed to administer certain post-confirmation responsibilities under the Plan including, but not limited to, the pursuit and collection of Litigation Claims and Causes of Action other than those which constitute RCT Assets and the reconciliation and payment of Claims (i) other than Reclamation Claims and, (ii) for reconciliation purposes only, other than the reconciliation of the Class 6(A) Claims of Reclamation Creditors.

[1]	The Debtors are the following entities: Fleming Companies, Inc.; ABCO Food Group, Inc.; ABCO Markets, Inc.; ABCO Realty Corp.; ASI Office Automation, Inc.; C/M Products, Inc.; Core-Mark International, Inc.; Core-Mark Interrelated Companies, Inc.; Core-Mark Mid-Continent, Inc.; Dunigan Fuels, Inc.; Favar Concepts, Ltd.; Fleming Foods Management Co., L.L.C., Fleming Foods of Texas, L.P.; Fleming International Ltd.; Fleming Supermarkets of Florida, Inc.; Fleming Transportation Service, Inc.; Food 4 Less Beverage Company, Inc.; Fuelserv, Inc.; General Acceptance Corporation; Head Distributing Company; Marquise Ventures Company, Inc.; Minter-Weisman Co.; Piggly Wiggly Company; Progressive Realty, Inc.; Rainbow Food Group, Inc.; Retail Investments, Inc.; Retail Supermarkets, Inc.; RFS Marketing Services, Inc.; and Richmar Foods, Inc.
[2]	All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

F. As described by the RCT in the First RCT Status Report and Notice of Payment of Class 3(B) TLV Reclamation Claims (the First RCT Status Report; Dkt. No. 11469 filed August 9, 2005), there are 619 Reclamation Creditors. Claims involving 43 Reclamation Creditors were resolved by the Debtors by means of settlement or dismissal of the adversary proceedings filed against them, or by virtue of no adversary proceeding having been filed, prior to the confirmation of the Plan. As of June 13, 2006, the RCT has reached resolutions of all claims (of and against the Debtors’ bankruptcy estates) with Five Hundred Fifty-Nine (559) Reclamation Creditors (the “Resolved Reclamation Creditors”) in accordance with the reconciliation rules adopted and applied by the RCT consistent with Article X.F.4. of the Plan (the “RCT Rules”). Pursuant to the RCT’s First And Final Omnibus Objection to Certain Claims of Certain Reclamation Creditors, the Bankruptcy Court disallowed any Reclamation Claim from ten (10) of the remaining Reclamation Creditors (the “Disallowed Reclamation Creditors”). As of the date of this Agreement, claims (the “Unresolved Reclamation Creditor Claims”) of and against seven (7) Reclamation Creditors listed on Exhibit A (the “Unresolved Reclamation Creditors”) remain unresolved.

G. The RCT has made efforts to reach resolution of the Unresolved Reclamation Creditor Claims with the Unresolved Reclamation Creditors. The RCT has determined that resolution of the Unresolved Reclamation Creditor Claims with any of the Unresolved Reclamation Creditors is unlikely to occur within a short time frame and/or in accordance with the RCT Rules because: (i) some Unresolved Reclamation Creditors appear unwilling to accept resolution of the Unresolved Reclamation Creditor Claims in accordance with the RCT Rules and therefore litigation with them appears unavoidable and (ii) it has not been cost effective or realistically feasible to seek resolution of Unresolved Reclamation Creditor Claims in accordance with the RCT Rules with those Unresolved Reclamation Creditors who are also debtors in bankruptcy.

H. Pursuant to Article V.G.3.(h) of the Plan, RCT Assets (including those which constitute Causes of Action or other rights) may be transferred, conveyed or assigned by the RCT to the PCT based upon mutual agreement.

I. The RCT (i) has paid in full or otherwise satisfied in full the Reclamation Claims and other Reclamation Liabilities owed to the Resolved Reclamation Creditors; (ii) has otherwise provided reserves for any allowance of any Reclamation Claims and any other Reclamation Liability for each of the Unresolved Reclamation Creditors; (iii) has paid for or otherwise reserved in full against all of its own administrative and operational expenses, including all obligations owed to any of its professionals and (iv) intends to reserve $250,000 as the Set Aside Amount pursuant to Section 3 of this Agreement. After satisfaction of the foregoing, the RCT has excess assets, both in cash and in the value of other RCT Assets (consisting of rights and Causes of Action yet to be monetized), referred to in the Plan and this Agreement as “Surplus”.

J. Based on the small number of remaining Unresolved Reclamation Creditors with claims (by or against them with respect to the bankruptcy estates) yet to be resolved and the expectation of the RCT that a substantial amount of time might be necessary in order to reach resolution with some of these Unresolved Reclamation Creditors, the RCT believes that such resolutions with all of these Unresolved Reclamation Creditors can be undertaken more efficiently by the PCT. Resolution of the Unresolved Reclamation Creditor Claims by or against these Unresolved Reclamation Creditors by the PCT would avoid duplicative expenses from the operations of two post-confirmation trusts, especially where it is expected that efforts to effect resolution with some remaining Unresolved Reclamation Creditors may mainly consist of litigation.

K. Section 4.4(b) of the Reclamation Creditors’ Trust Agreement provides that so long as the RCT has made the required distributions in Section 4.4(a) of the Reclamation Creditors’ Trust Agreement, the RCT shall distribute any of its remaining assets in the following order of priority (such priority, the “Waterfall Provision”):

1.	first, to Core-Mark Holding Company, Inc., a Delaware corporation (“Core-Mark Newco”), for any advances made under the TLV or Non-TLV Guaranty;

2.	second, to the Prepetition Non-TLV Reclamation Claim Reduction;

3.	third, to Core-Mark Newco for any advances under the Administrative Claim Guaranty;

4.	fourth, any amount of “Ad Hoc Committee” professional fees which have not been reimbursed by allowance of an Administrative Claim; and

5.	fifth, to the PCT.

L. The RCT has represented that it has made all distributions in accordance with Section 4.4(a) of the Reclamation Creditors’ Trust Agreement. Core-Mark Newco did not make any advances under the TLV or Non-TLV Guaranty, and the TLV and Non-TLV Claim Guaranties are being released by this Agreement. All amounts owing with respect to the Prepetition Non-TLV Reclamation Claim Reduction have been paid or are part of the reserve described in Recital I.(ii) hereof. Core-Mark Newco has not made any advances under the Administrative Claim Guaranty. All Ad Hoc Committee professional fees have been reimbursed. Accordingly, any distribution of RCT Assets by the RCT to the PCT pursuant to this Agreement would comply with the Waterfall Provision.

M. The RCT desires to distribute all of its remaining assets to the PCT in accordance with the Waterfall Provision, and the PCT desires to accept such assets in accordance with the Waterfall Provision, under the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. Transfer of RCT Assets and Surplus to PCT. Pursuant to Article V.G.3.(h) of the Plan, at the Effective Time (as defined in Section 13 below), without any further action of the RCT or the PCT, the RCT absolutely and irrevocably conveys, assigns and transfers to the PCT, and the PCT absolutely and irrevocably accepts the conveyance, assignment and transfer of, all RCT Assets, including without limitation (i) all Causes of Action, defenses and other rights, as against those Unresolved Reclamation Creditors identified on Exhibit A, (ii) all reserves associated with all Causes of Action, defenses and other rights, as against those Unresolved Reclamation Creditors or involving any other Reclamation Liability owed to such Unresolved Reclamation Creditors which might be allowed as claims against the bankruptcy estates, and (iii) the Surplus. At the Effective Time, without any further action of the RCT or the PCT, the PCT agrees to assume all claims of the Unresolved Reclamation Creditors identified on Exhibit A that constitute a Reclamation Liability, which claims shall be limited to the aggregate reserves associated with all such Causes of Action in an amount equal to $510,000 (the “Reserve”) and the PCT shall not assume any other liabilities of any kind or nature, character or description, whether known or unknown, fixed or contingent, concealed or hidden, anticipated or unanticipated, at law or in equity, of or against the RCT.

2. Value of RCT Assets and Surplus. As of the date of this Agreement, the Parties agree that the value of the RCT Assets and the value of the Surplus is approximately $7 million less the Reserve. To the extent required, the Parties will reflect this value in all federal, state and local income tax filings. The Parties agree to cooperate in good faith to establish a value of the Surplus as of the Effective Time, consistent with the methodology used for valuing the Surplus as of the date of this Agreement.

3. Set Aside for RCT Representative for RCT Dissolution. Prior to the Effective Time, the RCT shall transfer $250,000 (the “Set Aside Amount”) to a bank account or other fund or reserve which shall not be transferred to the PCT pursuant to Section 1 of this Agreement. The Set Aside Amount shall be used as directed by the RCT Representative for RCT Dissolution (described below in Section 17 of this Agreement) to pay reasonable professional expenses of the RCT Representative for RCT Dissolution, which may include without limitation reasonable expenses associated with (i) the filing of RCT tax returns, (ii) answering RCT post-dissolution questions posed by the PCT, (iii) assisting the PCT with discovery, records and other RCT post-dissolution matters and (iv) other RCT post-dissolution matters. At the sole discretion of the RCT Representative for RCT Dissolution, any remaining funds constituting the Set Aside Amount may be transferred to the PCT when the RCT Representative for RCT Dissolution reasonably believes that he/she has completed his/her services under this Agreement.

4. RCT Resolution of Claims Prior To Effective Time. Prior to the Effective Time, the RCT, in its sole discretion, shall retain the right to reach resolution of each Unresolved Reclamation Creditor Claim with each of the Unresolved Reclamation Creditors. In the event that the RCT reaches full resolution of all Unresolved Reclamation Creditor Claims relating to any Unresolved Reclamation Creditor such that there are no more Causes of Action, defenses or other rights involving or defenses involving such Unresolved Reclamation Creditor, then such Unresolved Reclamation Creditor shall be removed from Exhibit A, and no Cause of Action, defense or other rights involving such Unresolved Reclamation Creditor shall be transferred to the PCT at the Effective Time pursuant to Section 1 of this Agreement and no claims against or liabilities of the RCT relating to such Unresolved Reclamation Creditor shall be assumed by the PCT at the Effective Time pursuant to Section 1 of this Agreement or otherwise.

5. PCT Not Subject to RCT Rules. In connection with the conveyance, assignment and transfer from the RCT to the PCT as set forth in Section 1 of this Agreement, the RCT and the PCT acknowledge that (i) the PCT is not subject to the RCT Rules, (ii) the PCT may assert all claims, rights and defenses that may have been available to the RCT, that are available to the PCT and which otherwise exist, except the assertion that a Reclamation Claim is to be eliminated, or to any extent reduced, because of any security interest having existed in the Debtors’ inventory (the so-called “valueless” defense to a Reclamation Claim).

6. PCT Agreement Regarding Checks for Resolved Claims at Effective Time. In the event the RCT reaches a resolution with any Unresolved Reclamation Creditor prior to the Effective Time and in the event the RCT has issued payment by check to such Unresolved Reclamation Creditor or any other resolved Reclamation Creditor with respect to a resolved claim which remains outstanding as of the Effective Time, then the PCT agrees to honor payment on such check (or to issue a new check for such payment if the original check is not honored) promptly following the Effective Time so long as there is sufficient Surplus to honor all payments with respect to all Unresolved Reclamation Creditor Claims.

7. RCT Representations and Warranties. The RCT, to the best of its knowledge, information and belief after due inquiry of the RCT Representative and other RCT professionals, represents and warrants the following to the PCT as of the date of this Agreement and covenants that the following shall be true as of the Effective Time:

(a) The RCT (i) has complied with Section 4.4(a) of the Reclamation Creditors’ Trust Agreement; (ii) has paid in full or satisfied in full the Reclamation Claims and other Reclamation Liabilities owed to Resolved Reclamation Creditors; (iii) has otherwise provided reserves for any allowance of any Unresolved Reclamation Creditor Claim and any other Reclamation Liability for each of the Unresolved Reclamation Creditors; and (iv) has paid for or otherwise reserved in full against all of its own administrative and operational expenses, including all obligations owed to any of its professionals.

(b) After satisfaction of the payments or matters set forth in subparagraph (a) of this Section 7 and after reserving the $250,000 Set Aside Amount, the RCT has excess assets, both in cash and in the value of other RCT Assets (consisting of rights and Causes of Action yet to be monetized), referred to in the Plan and this Agreement as “Surplus”.

(c) As of the date of this Agreement, the RCT has reached resolutions of all claims (of and against the Debtors’ bankruptcy estates) with Five Hundred Fifty-Nine (559) Reclamation Creditors in accordance with the RCT Rules. There are also ten (10) Disallowed Reclamation Creditors. Consequently, as of the date of this Agreement, claims of and against seven (7) Reclamation Creditors remain unresolved.

(d) The name, address, phone number, contact person, and all material information relating to the Unresolved Reclamation Creditor Claims of and against the Unresolved Reclamation Creditors as of the date of this Agreement has been provided by the RCT to the PCT on or before the Effective Time. The RCT believes that the $510,000 aggregate dollar reserve associated with each Unresolved Reclamation Creditor Claim is reasonable based on the facts known to the RCT as of the date of this Agreement.

(e) As of the date of this Agreement, the Surplus is at least approximately $7 million of cash less the Reserve. As of the Effective Time, the Surplus will total at least approximately $7 million less the Reserve.

(f) Resolution of the Unresolved Reclamation Creditor Claims with many of the Unresolved Reclamation Creditors is unlikely to occur within a short time frame and/or in accordance with the RCT Rules because: (i) some Unresolved Reclamation Creditors appear unwilling to accept resolution of the Unresolved Reclamation Creditor Claims in accordance with the RCT Rules and therefore litigation with them appears unavoidable and (ii) it has not been cost effective or realistically feasible to seek resolution of Unresolved Reclamation Creditor Claims in accordance with the RCT Rules with those Unresolved Reclamation Creditors who are also debtors in bankruptcy.

(g) The RCT has the legal right and authority to enter into this Agreement and to exchange the consideration and perform its duties set forth in this Agreement. The RCT’s execution of this Agreement and performance of its obligations under and pursuant to this Agreement will not conflict with any law or regulation or any material agreement to which it is a party or by which it is governed or bound.

(h) All federal, state and local taxes (including, but not limited to, income, gross receipts, excise, franchise, employment, payroll, unemployment, withholding, sales, use, transfer and property taxes (collectively, “Taxes”)) due and owing by the RCT as of the Effective Time have been paid. The RCT has timely filed all federal, state and local Tax returns that it was required to file as of the Effective Time under applicable law and regulations. All such Tax returns are correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All federal, state and local income tax returns of the RCT have been prepared on a basis that is consistent with the valuation of RCT Assets (as in existence at the Effective Time) reported in Fleming’s final consolidated federal income tax return. No federal, state or local Tax audits are currently pending or being conducted with respect to the RCT.

8. PCT Representations and Warranties. The PCT represents and warrants the following to the RCT as of the date of this Agreement and covenants that the following shall be true as of the Effective Time: The PCT has the legal right and authority to enter into this Agreement and to exchange the consideration and perform its duties set forth in this Agreement; and the PCT’s execution of this Agreement and performance of its obligations under and pursuant to this Agreement will not conflict with any law or regulation or any material agreement to which it is a party or by which it is governed or bound.

9. RCT Tax Covenants. Under the direction of the RCT Representative for RCT Dissolution (as identified in Section 17 of this Agreement), the RCT shall timely file all federal, state and local Tax returns that it is required to file under applicable law and regulations and that are not yet due as of the Effective Time or for which the RCT has secured valid extensions of time to file. All federal, state and local income tax returns of the RCT shall be prepared on a basis that is consistent with the valuation of RCT Assets (as in existence on the Effective Date) reported in Fleming’s final consolidated federal income tax return. The RCT shall pay all Taxes as and when such amounts become due and payable. If the RCT becomes liable for a Tax after the Effective Time with respect to a Tax return not yet due as of the Effective Time, the PCT shall pay to the RCT, to the extent of such Tax due, any cash amount of the Surplus that remains in the possession and control of the PCT, after subtracting that portion of the Surplus expended or appropriately reserved in connection with any of the Unresolved Reclamation Creditor Claims, as determined in the sole judgment of the PCT. Notwithstanding the foregoing, the PCT assumes no liability or responsibility whatsoever for any Tax that may be due from, or imposed upon, the RCT.

10. PCT Release of RCT. Except for the Excluded Amounts (as defined below), the PCT, on behalf of itself and its successors, assigns, directors and any person claiming by, through, under it or on its behalf or which is acting in concert with it, hereby waives, releases and forever discharges, as of the Effective Time, the RCT and all of its current and former Board members (S. Curtis Marshall, John Burke, Gary Grissom, Patrick Murtha, Tod Parker, Hon. Joseph Patchan and Mark Pender), professionals, agents, employees, assigns, attorneys, financial advisors, representatives, predecessors and successors (specifically including Bernard A. Katz as RCT Representative, J. H. Cohn LLP and DLA Piper Rudnick Gray Cary US LLP) (collectively, all of the foregoing, the “RCT Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or any liabilities of whatever kind and nature, character and description whether known or unknown, fixed or contingent, concealed or hidden, anticipated or unanticipated, at law or in equity, which the PCT ever had, now has or may have in the future against the RCT Released Parties. The “Excluded Amounts” shall mean any and all of the following: (i) actual out-of-pocket monetary loss incurred by the PCT (excluding attorneys’ fees and costs and/or the expenses of other PCT professionals in connection with such loss) to the extent sums are actually paid to third parties (excluding obligations imposed upon the PCT under the Plan) arising from the intentional or otherwise fraudulent misrepresentation of any of the representations, warranties and covenants of the RCT set forth in Section 7 of this Agreement which, together with all other liabilities of the RCT assumed by the PCT pursuant to this Agreement, exceed the Surplus, and (ii) all other obligations of the RCT set forth in this Agreement.

11. RCT Release of PCT. Except for any obligations of the PCT set forth in this Agreement, the RCT, on behalf of itself and its successors, assigns, directors and any person claiming by, through, under it or on its behalf or which is acting in concert with it, hereby waives, releases and forever discharges, as of the Effective Time, the PCT and all of its current, former and future Board members (Tim Barnes, Robert Kors, Randolph I. Thornton, Harvey Tepner and Sandra Schirmang), professionals, agents, employees, assigns, attorneys, financial advisors, representatives, predecessors and successors (specifically including Robert A. Kors, Castellammare Advisors, LLC, AlixPartners, LLC, Pepper Hamilton LLP, Pachulski Stang Ziehl Young Jones & Weintraub, Milbank, Tweed, Hadley & McCloy LLP and Kirkland & Ellis LLP) (collectively, all of the foregoing, the “PCT Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or any liabilities of whatever kind and nature, character and description whether known or unknown, fixed or contingent, concealed or hidden, anticipated or unanticipated, at law or in equity, which the RCT ever had, now has or may have in the future against the PCT Released Parties.

12. RCT Release of Core-Mark Guaranties. The RCT, on behalf of itself, all holders of Allowed Class 3(b) TLV Reclamation Claims, all holders of Allowed Net Non-TLV Reclamation Claims, and their respective successors, assigns, directors and any person claiming by, through, under it or them or on its or their behalf or which is acting in concert with it or them, hereby waives, releases and forever discharges, as of the Effective Time, Core-Mark Newco and all of its current, former directors, professionals, agents, employees, assigns, attorneys, financial advisors, representatives, predecessors and successors for any and all guarantees, agreements, covenants and obligations under and pursuant to the Subordinated Secured Guarantee Agreement dated as of August 20, 2004 by and between Core-Mark Newco and the RCT and pursuant to the Junior Subordinated Secured Guaranty Agreement dated as of August 20, 2004 by and between Core-Mark Newco and the RCT. As of the Effective Time, none of the Subordinated Secured Guarantee Agreement dated as of August 20, 2004 by and between Core-Mark Newco and the RCT nor the Junior Subordinated Secured Guaranty Agreement dated as of August 20, 2004 by and between Core-Mark Newco and the RCT shall be of any further force or effect.

13. Bankruptcy Court Motion; Effective Time. The Parties agree to cooperate to prepare and file a joint motion with the Bankruptcy Court seeking approval of this Agreement. The Parties agree to utilize their reasonable best efforts to obtain the entry of an order by the Bankruptcy Court approving such motion. So long as the Surplus totals at least $7 million less the Reserve at 5:00 p.m. Eastern time on the fifteenth calendar day following the date the Bankruptcy Court enters an order approving such motion, this Agreement shall be effective at 5:00 p.m. Eastern time on such fifteenth calendar day. If the Surplus is not at least $7 million less the Reserve at 5:00 p.m. Eastern time on such fifteenth calendar day, then this Agreement shall be effective on a date and at such time as the parties shall otherwise agree. The date and time of the effectiveness of this Agreement is referred to herein as the “Effective Time.”

14. Notice of RCT Dissolution. The RCT shall file a notice with the Bankruptcy Court at least five (5) business days in advance of its dissolution indicating the RCT’s specific dissolution date which shall be set in accordance with Bankruptcy Court order (a copy of which shall be sent to the PCT concurrently with such filing) or otherwise upon the mutual agreement of the RCT and the PCT.

15. Effect of RCT Dissolution. Upon the dissolution of the RCT, each of the members of the RCT Board shall be effectively discharged as an RCT Board member and shall be released from all rights and duties arising from, or related to or in connection with the RCT except as otherwise provided in this Agreement and except for the right of the RCT Chair to appoint a replacement RCT Representative for RCT Dissolution.

16. Documents, Cooperation and Further Assurances. The RCT agrees to provide the PCT with all documents and records in its possession which the PCT reasonably requests in connection with obligations of the PCT under the Plan and obligations assumed by the PCT under, or which otherwise relate to, this Agreement including without limitation any documents and records relating to asserted Reclamation Claims, asserted Reclamation Liabilities and/or RCT Assets concerning the Unresolved Reclamation Creditors and all such disclosures shall remain subject to Section 6.1 of the Transition Services Agreement between the PCT and the RCT dated August 19, 2004 relating to confidentiality. Further, the Parties will cooperate fully and will execute and deliver any and all supplementary papers, documents, instruments and other assurances, and shall do any and all acts that may be reasonably necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

17. RCT Representative for RCT Dissolution. Notwithstanding anything to the contrary in this Agreement, in connection with and subsequent to the dissolution of the RCT, Bernard A. Katz, the RCT Representative will continue to function as the “RCT Representative for RCT Dissolution” and shall be authorized to perform any necessary tasks, provide any necessary advice, counsel or insight with respect to any tax, accounting, claims or other matters and to execute any documents necessary in connection with the dissolution of the RCT or as may be reasonably requested by the PCT in connection with the PCT’s resolution of any Unresolved Reclamation Creditor Claims of or against any Unresolved Reclamation Creditor. The RCT Representative for RCT Dissolution shall also manage the Set Aside Amount. If the RCT Representative for RCT Dissolution either resigns or otherwise vacates that position, the RCT Chair, to the extent he deems necessary or appropriate, may appoint a replacement RCT Representative for RCT Dissolution. If the PCT requests any cooperation, documents or information from the RCT Representative for RCT Dissolution pursuant to this Agreement and if the RCT Representative for RCT Dissolution notifies the PCT in writing that any remaining funds constituting the Set Aside Amount are not sufficient to cover the expected reasonable expense of fulfilling the PCT’s request and specifies the amount of additional funds needed to fulfill the PCT’s request, then the PCT shall transfer sufficient funds to the bank account, fund or reserve constituting the Set Aside Amount such that the RCT Representative for RCT Dissolution shall fulfill the PCT’s request.

18. Document Retention. From the date of this Agreement and continuing for a period of at least 3 years following the Effective Time (the “Retention Period”), the RCT Representative for RCT Dissolution shall maintain and retain all documents, records and other information (whether in hard copy or soft copy format) relating to the RCT, its activities and its dissolution (collectively, the “RCT Documents”). If the RCT Representative for RCT Dissolution no longer desires to maintain or retain any RCT Documents after the Retention Period, then the RCT Representative for RCT Dissolution shall notify the PCT in writing of its desire and shall describe in reasonable detail the RCT Documents it no longer desires to maintain or retain. The PCT shall have 30 days from the date of the receipt of such notification to advise the RCT that the PCT desires such RCT Documents, in which case, the PCT shall not destroy any such RCT Documents and shall deliver such RCT Documents to the PCT as promptly as reasonably practicable.

19. RCT Professionals. The Parties acknowledge and agree that, subject to appropriate conflict waivers and so long as the RCT Representative for RCT Dissolution consents, the PCT may engage any representatives, professionals, legal advisors or other representatives engaged by the RCT to assist the PCT.

20. No Future Litigation. The Parties covenant and agree not to bring any action, claim, litigation or other proceeding against the other, directly or indirectly, regarding or relating to the matters released and otherwise resolved by this Agreement, and further covenant and agree that this Agreement is a bar to any such action, claim, litigation or other proceeding.

21. Governing Law. This Agreement shall be governed by the laws of the state of Delaware, without giving effect to rules governing conflict of law, and the Bankruptcy Code. In the event that the laws of the state of Delaware and the Bankruptcy Code conflict with respect to any matter under this Agreement, the Bankruptcy Code shall govern this Agreement as to those matters for which there is a conflict.

22. Bankruptcy Court Jurisdiction. The Parties agree that the Bankruptcy Court shall have exclusive jurisdiction to determine any dispute, case or controversy arising out of or relating to this Agreement and agrees that all claims in respect of such dispute, case or controversy may be heard and determined by the Bankruptcy Court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court or forum.

23. Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the matters covered by this Agreement, and no promise or understanding or representation made by any Party or agent, director, officer, employee or attorney of any Party that is not expressly contained in this Agreement shall be binding or valid. This Agreement does not in any way modify the rights or obligations of the PCT under the Plan.

24. Amendments. This Agreement may not be modified, amended, or supplemented by the Parties except in accordance with further order of the Bankruptcy Court or by a written agreement that all of the Parties have signed. A waiver of any provision of this Agreement will not constitute a waiver of any other provision of this Agreement.

25. Severability. In case any provision of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by applicable law.

26. Reliance. All representations, warranties, agreements, covenants and obligations made by the Parties herein are material, shall be deemed to have been relied upon by the other Party, and shall continue.

27. No Third Party Beneficiaries. Except as explicitly set forth in this Agreement (including Sections 10, 11 and 12), this Agreement does not constitute a contract for the benefit of any third parties, any prior creditors or claimants of the Parties, or any nonparty.

28. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Parties of any liability of any kind.

29. Counterparts. The Parties may execute this Agreement in one or more counterparts, each of which constitutes an original, and all of which constitute one and the same Agreement. A facsimile or any other copy of this Agreement executed by the Parties, whether complete or in counterparts, will constitute sufficient evidence of the executed original of this Agreement for all purposes.

30. Interpretation. Unless the context requires otherwise, singular nouns and pronouns used in this Agreement shall be deemed to include the plural, and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender. In the event of an ambiguity in, or controversy or claim arising out of, or relating to the interpretation, application, or enforcement of this Agreement, the Parties agree that no one will resolve any ambiguity in, or controversy or claim arising out of, or relating to, interpretation, application, or enforcement of this Agreement by any rule providing for interpretation against the Party who causes the ambiguity to exist or against the draftsman.

31. Headings. The section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision of this Agreement.

32. Notices. All notices, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when personally delivered; (b) upon receipt during normal business hours, or otherwise on the first business day thereafter, if transmitted by facsimile with confirmation of receipt; (c) when received, if mailed by certified mail, return receipt requested, postage prepaid; or (d) when received, if sent by overnight courier; in each case, to the following addresses, or to such other addresses as a Party may from time to time specify by notice to the other Party given pursuant hereto.

If to the RCT, to:

DLA Piper Rudnick Gray Cary US LLP

Attention: Janice L. Duban

203 North La Salle Street

Chicago, IL 60601-1293

Telephone: 312-368-7097

Facsimile: 312-630-5383

E-mail: janice.duban@dlapiper.com

and

DLA Piper Rudnick Gray Cary US LLP

Attention: Mark J. Friedman

6225 Smith Avenue

Baltimore, MD 21209

Telephone: 410-580-4153

Facsimile: 410-580-3001

E-mail: mark.friedman@dlapiper.com

and

S. Curtis Marshall
Director of Strategic Pricing
Sara Lee Corporation
Sara Lee Foodservice
3800 Golf Road
Suite 100
Rolling Meadows, IL 60008
Telephone: 847-595-7412
Facsimile: 847-595-7413
E-mail: curtis.marshall@saralee.com

and

J. H. Cohn LLP
Attention: Bernard A. Katz
333 Thornall Street, 6th Floor
Edison, NJ 08837
Telephone: 732-549-0700
Facsimile: 732-549-7016
E-mail: bkatz@jhcohn.com

If to the PCT, to:

Robert A. Kors

Castellammare Advisors, LLC

232 Quadro Vecchio Drive

Pacific Palisades, CA 90272

Telephone: 310-454-6867

Facsimile: 310-459-4592

E-mail: rakors@verizon.net

and

Richard Wynne

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, CA 90017

Telephone: 213-680-8400

Facsimile: 213-680-8500

E-mail: rwynne@kirkland.com

and

Michael K. Scott

AlixPartners, LLC

2100 McKinney Avenue

Suite 800

Dallas, TX 75201

Telephone: (214) 647-7622

Facsimile: (214) 647-7501

E-mail: MScott@AlixPartners.com

[signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first listed above.

RECLAMATION CREDITORS’ TRUST

By:	/s/ Bernard A. Katz
Name:	Bernard A. Katz
Title:	Reclamation Creditors’ Trust Representative

POST-CONFIRMATION TRUST

By:	Castellammare Advisors, LLC,
as Post-Confirmation Trust Representative

By:	/s/ Robert A. Kors
Name:	Robert A. Kors

S-1

EXHIBIT A

Unresolved Reclamation Creditors

Name	Adversary Proceeding No.
Atkins Nutritionals Inc.	04-51747
Bake-Line Group LLC	N/A
Cody Kramer Imports	04-51376
Dexsi Finance Co LLC	04-51442
Dixie Produce & Packaging Inc.	04-51401
Interstate Brands Companies	04-51837
Iowa Packing Company	04-51489

A-1